ThinkEquity

September 12, 2025

CONFIDENTIAL

Mr. Ted Karkus
Chief Executive Officer
ProPhase Labs, Inc.
626 RXR Plaza, 6th Floor
Uniondale, NY 11556

Re: Strategic Advisory and Private Placement

Dear Mr. Karkus:

This letter (the "**Agreement**") constitutes the agreement between ProPhase Labs, Inc. (the "**Company**") and ThinkEquity LLC ("**ThinkEquity**") whereby ThinkEquity shall serve as the exclusive strategic advisor, placement agent and investment banker (the "**Services**") for the Company in connection with the Company's digital asset treasury strategy and the proposed private placement on a best efforts basis (the "**Offering**") by the Company of approximately $6 million of securities of the Company (the "**Securities**"). The terms of the Offering and the Securities shall be mutually agreed upon by the Company and the investors and nothing herein implies that ThinkEquity would have the power or authority to bind the Company or an obligation for the Company to issue any Securities or complete the Offering. The Company expressly acknowledges and agrees that the execution of this Agreement does not constitute a commitment by ThinkEquity to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of ThinkEquity with respect to securing any other financing on behalf of the Company.

A. Fees and Expenses. In connection with the Services described above, the Company shall pay to ThinkEquity the following compensation:

1. Placement Agent's Fee. The Company shall pay to ThinkEquity a cash placement fee (the "**Placement Agent's Fee**") equal to 8% of the aggregate purchase price paid by each purchaser of Securities that are placed in the Offering. The Placement Agent's Fee shall be paid at the closing of the Offering (the "**Closing**") from the gross proceeds of the Securities sold.

2. Placement Agent Warrants. As additional compensation for the Services, the Company shall issue to ThinkEquity or its designees at the Closing, warrants (the "**PA Warrants**") to purchase that number of shares of common stock of the Company ("**Shares**") equal to 8% of the aggregate number of Shares placed in the Offering, plus any Shares underlying any convertible Securities placed in the Offering to such purchasers. The PA Warrants shall have the same terms, including exercise price and registration rights, as the warrants issued to the investors in the Offering ("**Investors**"). If no warrants are issued to Investors, the PA Warrants shall have an exercise price equal to 100% of the price at which Shares are issued to Investors or, if no Shares are issued, 100% of the current market price of the Shares at Closing, an exercise period of five years and registration rights for the Shares underlying the PA Warrants equivalent to those granted with respect to the Securities.

3. Strategic Advisory Warrants. As additional compensation for the Services, the Company shall issue to ThinkEquity or its designees: (i)1,250,000 warrants upon the Closing, and (ii) An additional 1,250,000 warrants upon the

Company accumulating $50,000,000 of crypto, and (iii) An additional 1,000,000 warrants upon the Company accumulating $100,000,000 of crypto (collectively the "**Advisory Warrants**") to purchase Shares. The Advisory Warrants shall have the same terms, including registration rights, as the warrants issued to Investors except for the exercise price of the Advisory Warrant, which shall be the greater of $0.50 or 100% of the exercise price of warrants issued to Investors. If no warrants are issued to Investors, the Advisory Warrants shall have an exercise price equal to the greater of $0.50 or 100% of the price at which Shares are issued to Investors or, if no Shares are issued, then the greater of $0.50 or 100% of the current market price of the Shares at Closing, an exercise period of five years and registration rights for the Shares underlying the Advisory Warrants equivalent to those granted with respect to the Securities.

4. Board Designee. Upon the Company accumulating $50,000,000 of crypto, the Company shall grant ThinkEquity the right to appoint one member to the Company's Board of Directors (the "**Board Designee**"). The Board Designee shall be selected by ThinkEquity in its sole discretion, subject to the approval of the Company, which approval shall not be unreasonably withheld. The Board Designee shall serve in accordance with the Company's bylaws and applicable laws, and shall be entitled to the same rights, privileges, and compensation as other members of the Company's Board of Directors. This appointment right shall be effective upon the Closing and shall remain in effect for a period of two years following the Closing.

5. Expenses. In addition to any fees payable to ThinkEquity hereunder, the Company hereby agrees to reimburse ThinkEquity for all reasonable travel and other out-of-pocket expenses incurred in connection with ThinkEquity's engagement, including the reasonable fees and expenses of ThinkEquity's counsel and due diligence analysis. Such reimbursement shall be limited to $200,000 without prior written approval by the Company and shall be paid at the earlier of the Closing from the gross proceeds of the Securities sold or upon the expiration or termination of this Agreement (provided, however, that such expense cap in no way limits or impairs the indemnification and contribution provisions of this Agreement). The Company shall pay to ThinkEquity a $50,000 advance towards expenses (the "**Advance**") due and payable immediately upon signing this Agreement.

B. Term and Termination of Engagement. The term (the "**Term**") of ThinkEquity's engagement will begin on the date hereof and end on the earlier of the consummation of the Offering or 15 days after the receipt by either party hereto of written notice of termination; provided that no such notice may be given by the Company for a period of 180 days after the date hereof, except in the case of termination by the Company for Cause, (as defined below). Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, contribution, future transactions and the Company's obligations to pay fees and reimburse expenses contained herein will survive any expiration or termination of this Agreement.

C. If the Company elects to terminate its further participation in the proposed transactions contemplated hereby and the engagement by the Company of ThinkEquity, other than for Cause, due to a proposed or completed merger or acquisition transaction whereby the Company will be merged into or acquired by another company or entity and for which ThinkEquity hereby has the right to serve as an investment banker and/or financial advisor to the Company (a "**M&A Transaction**"), the Company agrees that it or the surviving entity or company will pay to ThinkEquity at the closing of the M&A Transaction a cash fee equal to 3% of the aggregate consideration paid and payable to the Company in the M&A Transaction. If the Company receives non-cash consideration in the M&A Transaction (including but not limited to equity or debt securities), the value of such non-cash consideration will be included in the calculation of the fee payable to ThinkEquity. Notwithstanding any of the foregoing, if such M&A Transaction is consummated with an acquiring party (an "**Acquirer**") introduced to the Company by ThinkEquity, the Company agrees that it or the surviving entity or company will pay to ThinkEquity a fee equal to the greater of (a) 5.0% of the aggregate consideration, including non-cash consideration (including but not limited to debt or equity securities, upfront payments and milestone payments), paid and payable to the Acquirer by the Company, and paid and payable to the Company by the Acquirer, in the M&A Transaction, and (b) $500,000. "Cause" means ThinkEquity's gross negligence or willful misconduct.

D. Fee Tail. Following the termination or expiration of the engagement by the Company of ThinkEquity prior to the Closing, ThinkEquity shall be entitled to a cash fee and warrants ("**Tail Fee**"), calculated in the manner provided in Section (A)1. and (A)2., with respect to any public or private offering or other financing or capital-raising transaction of any kind ("**Tail Financing**") to the extent that such Tail Financing is provided by investors and potential investors that ThinkEquity introduced, directly or indirectly; and such Tail Financing is consummated at any time within the 12-month period following the expiration or termination of this Agreement (the "**Tail Period**").

E. Future Transactions. If within the 12 month period following consummation of the Offering, the Company will grant to ThinkEquity an irrevocable right of first refusal to act as the sole investment banker, sole book-runner, sole placement agent, and/or sole Mergers & Acquisition advisor, at ThinkEquity's sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, as well as disposal or acquisition of business units, entering into a merger, consolidation or other business combination, share purchase or capital exchange, asset sale or acquisition, tender offer, recapitalization, reorganization, consolidation, amalgamation or similar business combination (any or all of the foregoing, a "**Business Combination**") during such 12 month period for the Company, or any successor to or any subsidiary of the Company, on terms customary to ThinkEquity. Upon the Company accumulating $50,000,000 of crypto, such 12 month period shall extend to 24 months. ThinkEquity shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in any such offering and the economic terms of any such participation. Notwithstanding the foregoing and any extension of the Term, in accordance with FINRA Rule 5110(g)(6)(a), the Right of First Refusal shall not continue for a maximum period beyond 3 years from the date of the final Closing.

F. Use of Information. The Company will furnish ThinkEquity such written information as ThinkEquity reasonably requests in connection with the performance of its services hereunder. The Company understands, acknowledges and agrees that, in performing its services hereunder, ThinkEquity will use and rely entirely upon such information as well as publicly available information regarding the Company and other potential parties to an Offering and that ThinkEquity does not assume responsibility for independent verification of the accuracy or completeness of any information, whether publicly available or otherwise furnished to it, concerning the Company or otherwise relevant to an Offering, including, without limitation, any financial information, forecasts or projections considered by ThinkEquity in connection with the provision of its services.

G. Publicity. In the event of the consummation or public announcement of any Offering, ThinkEquity shall have the right to disclose its participation in such Offering, including, without limitation, the placement at its cost of "tombstone" advertisements in financial and other newspapers and journals.

H. Securities Matters. The Company shall be responsible for any and all compliance with the securities laws applicable to it, including Regulation D and the Securities Act of 1933, as amended (the "Securities Act"), and Rule 506 promulgated thereunder, and unless otherwise agreed in writing, all state securities ("blue sky") laws. ThinkEquity agrees to cooperate with counsel to the Company in that regard.

I. Indemnity.

1. In connection with the Company's engagement of ThinkEquity as placement agent, the Company hereby agrees to indemnify and hold harmless ThinkEquity and its affiliates, and the respective controlling persons, directors, officers, members, shareholders, agents and employees of any of the foregoing (collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a "Claim"), that are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company's engagement of ThinkEquity, or (B) otherwise relate to or arise out of ThinkEquity's activities on the Company's behalf under ThinkEquity's engagement, and the Company shall reimburse any Indemnified person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company's engagement of ThinkEquity except for any Claim incurred by the Company as a result of such Indemnified Person's gross negligence or willful misconduct.

2. The Company further agrees that it will not, without the prior written consent of ThinkEquity, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any indemnified Person is an actual or potential party to such Claim), unless such

settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

3. Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

4. The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not ThinkEquity is the Indemnified Person), the Company and ThinkEquity shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and ThinkEquity on the other, in connection with ThinkEquity's engagement referred to above, subject to the limitation that in no event shall the amount of ThinkEquity's contribution to such Claim exceed the amount of fees actually received by ThinkEquity from the Company pursuant to ThinkEquity's engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and ThinkEquity on the other, with respect to ThinkEquity's engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its stockholders as the case may be, pursuant to the Offering (whether or not consummated) for which ThinkEquity is engaged to render services bears to (b) the fee paid or proposed to be paid to ThinkEquity in connection with such engagement.

5. The Company's indemnity, reimbursement and contribution obligations under his Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

J. <u>Limitation of Engagement to the Company</u>. The Company acknowledges that ThinkEquity has been retained only by the Company, that ThinkEquity is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company's engagement of ThinkEquity is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against ThinkEquity or any of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), employees or agents. Unless otherwise expressly agreed in writing by ThinkEquity, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of ThinkEquity, and no one other than the Company is intended to be a beneficiary of this Agreement. The Company acknowledges that any recommendation or advice, written or oral, given by ThinkEquity to the Company in connection with ThinkEquity's engagement is intended solely for the benefit and use of the Company's management and directors in considering a possible Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. ThinkEquity shall not have the authority to make any commitment binding on the company. The Company, in its sole discretion, shall have the right to reject any investor introduced to it by ThinkEquity. The Company agrees that it will perform and comply with the covenants and other obligations set forth in the purchase

agreement and related transaction documents between the Company and the investors in the Offering, and that ThinkEquity will be entitled to rely on the representation, warranties, agreements and covenants of the Company contained in such purchase agreement and related transaction documents as if such representations, warranties, agreements and covenants were made directly to ThinkEquity by the Company.

K. Limitation of ThinkEquity's Liability to the Company. ThinkEquity and the Company further agree that neither ThinkEquity nor any of its affiliates or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the Services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by ThinkEquity and that are finally judicially determined to have resulted solely from the gross negligence or willful misconduct of ThinkEquity.

L. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes that arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys' fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by ThinkEquity and the Company.

M. Notices. All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery or email, if sent to ThinkEquity, to the address set forth on the first page hereof, or email address notices@think-equity.com, Attention: Head of Investment Banking. Notices sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt, and notices delivered by electronic mail transmission and confirmed shall be deemed given when so delivered and confirmed.

N. Miscellaneous. The Company represents that it is free to enter into this Agreement and the transactions contemplated hereby, that it will act in good faith, and that it will not hinder ThinkEquity's efforts hereunder. This Agreement shall not be modified or amended except in writing signed by ThinkEquity and the Company. This agreement shall be binding upon and inure to the benefit of ThinkEquity and the Company and their respective assigns, successors, and legal representatives. This Agreement constitutes the entire agreement of ThinkEquity and the Company, and supersedes any prior agreements, with respect to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[*Signature Page Follows*]

In acknowledgment that the foregoing correctly sets forth the understanding reached by ThinkEquity and the Company, please sign and return to us one copy of this engagement letter.

Yours truly,

THINKEQUITY LLC

DocuSigned by:

By: Eric Lord

0B18317430BC457...

Name: Eric Lord

Title: Head of Investment Banking

Accepted and agreed to as of the date first written above:

PROPHASE LABS, INC.

DocuSigned by:

By: Ted Karkus

45C4B49D365149F...

Name: Ted Karkus

Title: Chairman & CEO